Exhibit 99.1

Inflection Point Acquisition Corp. Announces Pricing of $300 Million Initial Public Offering

NEW YORK – September 21, 2021 – Inflection Point Acquisition Corp. (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses or entities, today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market, or Nasdaq, and trade under the ticker symbol “IPAXU” beginning September 22, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “IPAX” and “IPAXW,” respectively.

The Company intends to pursue a business combination with a North American or European business in the consumer and technology sectors, which complements the expertise of its management team. The company is led by Executive Chairwoman Paula Sutter, Co-Chief Executive Officers Michael Blitzer and Guy Shannon, and Chief Financial Officer Brian Pitz.

The offering is expected to close on September 24, 2021, subject to customary closing conditions.

Citigroup Global Markets Inc. is serving as the representative of the underwriters for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 4,500,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone: 800-831-9146.

A registration statement relating to the securities became effective on September 21, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Inflection Point Acquisition Corp.

Inflection Point Acquisition Corp.’s acquisition and value creation strategy is to identify, partner with and help grow North American and European businesses in the consumer and technology sectors, which complements the expertise of its management team. The Company’s financial sponsor is an affiliate of Kingstown Capital Management, LP, an investment firm with AUM from some of the world’s largest endowments and foundations and over 15 years of operating history. For more information, please visit: www.inflectionpointacquisition.com.

Contacts

Media:

Jonathan Gasthalter

Gasthalter & Co.

jg@gasthalter.com

Investors:

Kevin Shannon

Inflection Point Acquisition Corp.

kevin@kingstowncapital.com